CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
MICROMET, INC.

Pursuant to Section 151(g) of the General Corporation Law
of the State of Delaware

I, Matthias Alder, Senior Vice President and Secretary of Micromet, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the state of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) thereof, DO HEREBY CERTIFY:

A.        That the name of this corporation is Micromet, Inc. and that this corporation was originally incorporated pursuant to the DGCL on June 12, 1998 under the name CancerVax Corporation;

B.           That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on November 3, 2004, adopted a resolution creating a series of Seventy-Five Thousand (75,000) shares of Preferred Stock designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”);

C.         That the rights, privileges, preferences and restrictions of the Series A Preferred Stock were set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock filed on November, 8, 2004, in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”);

D.        That no shares of the Series A Preferred Stock have been issued;

E.        That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, and Section 151(g) of the DGCL, the Board of Directors of the Corporation on June 22, 2011, adopted the following resolution increasing the number of shares of Series A Preferred Stock:

RESOLVED, that the number of shares constituting the Series A Junior Participating Preferred Stock, par value $0.00004 per share, shall be increased to 200,000;

F.         That except as otherwise amended hereby, the terms of the Certificate of Designation remain in full force and effect; and

G.        That the effective date of this Certificate of Amendment shall be June 24, 2011.

IN WITNESS WHEREOF, this Certificate of Amendment is executed on behalf of the Corporation by its Senior Vice President and Secretary this 23rd day of June, 2011.

By:	/s/ Matthias Alder
Name:	Matthias Alder
Title:	Senior Vice President and Secretary